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                     April 30, 2021

       Brian S. Davis
       Chief Financial Officer
       Home Bancshares, Inc.
       719 Harkrider, Suite 100
       Conway, Arkansas 72032

                                                        Re: Home Bancshares,
Inc.
                                                            Form 10-K Form for
the Fiscal Year Ended December 31, 2020
                                                            Filed on February
26, 2021
                                                            Form 8-K filed
January 21, 2021
                                                            File No. 000-51904

       Dear Mr. Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance